BAS was the affiliated party involved in the underwriting
of all the following securities.
Fund Series	                        Fund
Columbia Funds Institutional Trust	CMG Mid Cap Value Fund

Fund	                                Broker
CMG Mid Cap Value Fund          	Lehman Brothers

Fund	                                Security
CMG Mid Cap Value Fund          	Celanese Corp

Fund	                       Trade Date	Quantity
CMG Mid Cap Value Fund  	1/20/2005       "50,000"

Fund	                       Price          	Amount
CMG Mid Cap Value Fund  	0.79	        "800,000"